Exhibit 3.6

CERTIFICATE OF INCORPORATION

OF

BARBER STEEL FOUNDRY CORP.

THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

ARTICLE I

The name of the Corporation is Barber Steel Foundry Corp. (the “Corporation”).

ARTICLE II

The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of the Corporation’s registered agent in the State of Delaware at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, with a par value of $.01 per share.

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, the number of members of which shall be set forth in the Bylaws of the Corporation. Election of directors need not be by ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VI

In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal, from time to time, the Bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the Directors.

ARTICLE VII

The incorporator of the Corporation is Kelly L. Pietracatello whose mailing address is c/o Wabtec Corporation, 1001 Air Brake Avenue, Wilmerding, PA 15148. The powers of the incorporator shall terminate upon election of directors.

ARTICLE VIII

Personal Liability of Directors.

1. To the fullest extent that the laws of the State of Delaware, as the same exist or may hereafter be amended, permit elimination of the personal liability of directors, no director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

2. The provisions of this Article shall be deemed to be a contract with each director of this Corporation who serves as such at any time while this Article is in effect, and each such director shall be deemed to be serving as such in reliance on the provisions of this Article. Any amendment or repeal of this Article or adoption of any Bylaw of this Corporation or other provision of the Certificate of Incorporation of this Corporation which has the effect of increasing director liability shall operate prospectively only and shall not affect any action taken, or any failure to act, by a director of this Corporation prior to such amendment, repeal, Bylaw or other provision becoming effective.

ARTICLE IX

The Corporation shall indemnify directors and officers of the Corporation to the fullest extent permitted by law.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 19th day of June, 2013.

/s/ Kelly L. Pietracatello
Kelly L. Pietracatello, Incorporator

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